EXHIBIT 10.22

                        ASSET PURCHASE AGREEMENT


     This Agreement, dated as of October 25, 2002, is made by and between New Millennium Development Group, Inc., a Florida corporation ("NMDG"), hereinafter be referred to collectively as "Sellers") and Universal Broadband Communications, Inc., a Nevada corporation ("UBC"), hereinafter referred to as ("Purchaser").

                          W I T N E S S E T H:
                          - - - - - - - - - -

     WHEREAS, Sellers are engaged in the business of, among other things, sales and services related to long distance services in the United States (the "Purchased Business"); and

     WHEREAS, Purchaser desires to purchase from Sellers, and Sellers desire to sell to Purchaser, all of Sellers' right, title and interest in and to certain of the tangible and intangible assets of Sellers relating to or used in connection with the Purchased Business, together with the goodwill associated with such assets, all as more fully described below, on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereby agree as follows:

                               ARTICLE I
                               ----------

                       PURCHASE AND SALE OF ASSETS

     1.01 SALE AND PURCHASE OF ASSETS. Subject to, and upon the terms and conditions contained herein, at the Closing (as hereinafter defined) Sellers shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase, accept and acquire from Sellers, all of Sellers' right, title and interest in and to all of the tangible and intangible assets of Sellers relating to or used in connection with the Purchased Business, other than the Excluded Assets (as hereinafter defined) (collectively, the "Assets"), wherever such assets are located, and whether in the possession of Sellers, any of their suppliers or any of their distributors or sales agents, together with the business as a going concern associated with such Purchased Business, in each case free and clear of all Encumbrances (as hereinafter defined) other than the Permitted Liens (as hereinafter defined). The Assets include, without limitation:

          (a) INVENTORY. All of Sellers' inventory relating to the Purchased Business and listed in Schedule 1.01(a) hereto (the "Inventory");

          (b) CONTRACTS, LICENSES, PERMITS AND LEASES. All of Sellers' rights under assignable contracts, licenses, permits, leases with regard to the Purchased Business, including all permits, licenses, franchises, approvals and authorizations by governmental or regulatory authorities or bodies relating to the Purchased Business ("Authorizations"), to the extent that the authorities or bodies approve the transfer or assignment of the Authorizations, by Sellers to Purchaser and which are listed on Schedule 1.01(b);

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          (c)  PREPAID EXPENSES.  All security deposits;

          (d) FURNITURE, FIXTURES AND EQUIPMENT. All furniture, fixed assets, equipment and personal property of Sellers used in connection with the Purchased Business, including, without limitation, all furnishings, materials, supplies and other miscellaneous items of tangible personal property wherever located;

          (e) ASSUMED CONTRACTS. All of Sellers' right, title and interest in and to the Assumed Contracts (as hereinafter defined);

          (f) TRADE SECRETS, KNOW-HOW, ETC. All trade secrets, inventions, protocols, know-how, formulae, processes, procedures, recipes, records of inventions, test information, drawings, diagrams, designs, operating manuals and other proprietary information of Sellers used in connection with the Purchased Business;

          (g) TOLL-FREE NUMBERS AND PIN NUMBERS. Any toll-free telephone numbers and Personal Identification Numbers (PINs) used in the Purchased Business;

          (h) COMPUTERS AND SOFTWARE. All computer systems and software of Sellers and all electronic databases and other data processing and storage materials (regardless of format or medium) of Sellers and used in connection with the Purchased Business;

          (i) INTANGIBLE ASSETS AND GOODWILL. All other tangible and intangible materials, supplies, personal property and other assets of Sellers used in or relating to the Purchased Business, including, without limitation, the goodwill of the Purchased Business as a going concern.

     1.02  EXCLUDED Assets.  Notwithstanding the provisions of Section
1.01 hereof, the following assets (the "Excluded Assets") are not included in the Assets and shall be excluded from the Assets for all purposes hereunder:

          (a) all cash, cash equivalents, billed accounts receivable and known unbilled accounts receivable as of the date of Closing;

          (b) Sellers' corporate charter, minute and stock record books, and corporate seals and tax returns;

          (c) insurance policies of Sellers and rights in connection therewith, and rights arising from any refunds due with respect to insurance premium payments therefor;

          (d) all rights to refunds, credits or overpayments with respect to Taxes paid or accrued by Sellers. For purposes of this Agreement, the terms "Tax" and "Taxes" shall mean and include any and all foreign, national, Federal, state, local or other income,

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     franchise, sales, gross receipts, use, value added, goods and services, withholding, employment, payroll, social security, unemployment, real and personal property taxes, stamp duty, environmental (including taxes under Code Section 59A), customs duty and intangibles tax, alternative or add on minimum or estimated tax, and all other taxes of any nature, deficiencies, fees, assessments, interest, penalties or any other governmental charges, duties, impositions and liabilities of whatever nature, including, without limitation, any installment payment for taxes and contributions or other amounts determined with respect to compensation paid to directors, officers, employees or independent contractors, from time to time imposed by or required to be paid to any governmental authority (including penalties and additions to taxes thereon, penalties for failure to file a return or report and interest on any of the foregoing);


          (e) Sellers' rights, title and interest in and to all arrangements or understandings under the Excluded Contracts (as hereinafter defined); and

     1.03 ASSUMED LIABILITIES. Purchaser hereby agrees not to assume, as of the Closing Date, any liabilities and obligations of Sellers (collectively, the "Assumed Liabilities"):

     1.04  EXCLUDED LIABILITIES.  Except as expressly provided in Section
1.03 above, Purchaser shall not assume any liabilities or obligations of (or claimed through) Sellers, whether relating to the Assets, the Purchased Business or otherwise, it being expressly acknowledged and agreed by the parties that all such liabilities and obligations, and any claims or disputes relating thereto, whether existing as of the Closing Date or arising thereafter, fixed or contingent, known or unknown, asserted or unasserted (collectively, the "Excluded Liabilities"), are and shall remain the liabilities and obligations of Sellers for all purposes. The Excluded Liabilities shall include, without limitation, any and all debts, liabilities, obligations, contracts, commitments, claims, disputes, actions, lawsuits, judgments, assessments, fines, penalties, levies, surcharges, losses, deficiencies and damages arising out of or related to:

          (a) all accounts payable, accrued expenses and other current liabilities of Sellers relating to the Purchased Business,

          (b) contracts, arrangements or understandings between Sellers and any of their existing and former stockholders, directors, officers and any other Related Parties (as hereinafter defined);

          (c) any Employees or Former Employees (as those terms are hereinafter defined) of Sellers (whether or not such Employees become Accepting Employees or any of their beneficiaries, heirs or assignees of any kind or nature whatsoever, including, without limitation, accrued wages or vacation pay, obligations arising under any severance, stock option, retirement, pension, health (including, without limitation, retiree health obligations) or other benefit plans (including 401(k) matching benefits, any funding deficiency arising with respect to any such plan), or any of their beneficiaries, heirs or

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     assignees, except to the extent that such  obligation or liability arises solely out of the Purchaser's employment of the Accepting Employees after the Closing Date, including, without limitation, arising from Purchaser's benefit plans, except as set forth in
     Section 1.03(c) hereof;

          (d) Taxes of Sellers or any Related Parties (as such term is defined in Section 3.21), including, without limitation, all Taxes imposed on Sellers by reason of the sale of the Assets and the Purchased Business to Purchaser hereunder or by reason of any subsequent liquidation, dissolution or winding up of any of the Sellers;

          (d) all legal, investment banking, accounting and other professional fees incurred by Sellers in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

          (e)  all contracts, agreements and arrangements of Sellers.

          (f) all pending or threatened litigation and any other liabilities or obligations of (or claimed through) Sellers, whether arising before, on or after the Closing Date.

          (g) any obligation of Sellers to indemnify any person by reason of the fact that such person was a director, officer, employer or agent of any of the Sellers or was serving at the request of any such entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement or otherwise); and

          (h) all liabilities and obligations of Sellers under any Benefit Plan (as defined in Section 3.13(c) hereof) other than as set forth in Section 1.03(c) hereof.

     Sellers jointly and severally covenant and agree to pay and discharge in full, or to cause to be paid and discharged in full, all Excluded Liabilities in a due and timely manner.

                               ARTICLE II
                               ----------

                         CONSIDERATION; CLOSING

     2.01 PURCHASE PRICE. Subject to the terms and conditions of this Agreement, the purchase price (the "Purchase Price") payable for the Assets shall be at time of closing:

          (a) UBC shall issue 5,000,000 (five million) shares of its Company Common stock with a $.001 par value per share.

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          (b)  An additional 5,000,000 (five million) shares of its
     Company Common stock as an earn-out, so long as the assets purchased from NMDG are revenue producing of seven million dollars
     ($7,000,000) in a twelve (12) month period, beginning December 1, 2002.

          (c) NMDG shall receive 49% (forty-nine) percent ownership of UBC International, Inc., prior to any stock splits.

     2.02 TIME AND PLACE. The closing of the transactions contemplated hereby (the "Closing") shall occur at UBC's office on October 30, 2002 (the "Closing Date"), or at such other time as shall be mutually agreed to in writing by the parties hereto. The Closing shall commence at 10:00 a.m., local time, on the Closing Date and proceed promptly to conclusion.

     2.03  DELIVERIES.

          (a) Deliveries by Sellers. Sellers shall deliver to Purchaser at the Closing the following:

               (i) a Bill of Sale of Assets in the form attached hereto as Exhibit B;

               (ii) an Assignment and Assumption Agreement in the form attached hereto as Exhibit C, together with such other assignments and instruments of transfer as Purchaser shall deem necessary or appropriate to vest and confirm in Purchaser good and marketable title to the Assets;

               (iii) a certificate, dated as of the Closing Date and executed by an appropriate officer of each of the Sellers, to the effect that (A) each of the representations and warranties of the Sellers made herein is true and correct in all material respects on the Closing Date as though such representations and warranties were made on such date, (B) the Sellers have performed and complied in all material respects with all covenants and obligations under this Agreement which are required to be performed or complied with by such party on or prior to the Closing Date;

               (v) the third party consents hereto with respect to the Assumed Contracts, in form and substance reasonably satisfactory to Purchaser;

               (vii) copies, certified as of the Closing Date by a proper officer of each of the Sellers, of the resolutions of the Boards of Directors of each of the Sellers authorizing the execution, delivery and performance of this Agreement and the documents to be executed by Sellers hereunder referred to in this Section 2.05(a) by Sellers;

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               (viii) possession of all items of tangible personal
          property included among the Assets, wherever located;

          (b) DELIVERIES BY PURCHASER. Purchaser shall deliver to Sellers at the Closing the following:

               (i) a certificate, dated as of the Closing Date and executed by an appropriate officer of the Purchaser, to the effect that (A) each of the representations and warranties of the Purchaser made herein is true and correct in all material respects on the Closing Date as though such representations and warranties were made on such date, (B) the Purchaser has performed and complied in all material respects with all covenants and obligations under this Agreement which are required to be performed or complied with by such party on or prior to the Closing Date;

               (ii) a copy, certified by a proper officer of Purchaser, of the resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the documents to be executed by Purchaser hereunder;

               (vi) counterparts of each of the documents and agreements that are to be executed by Purchaser hereunder, duly executed by Purchaser;

               (vii) a certificate representing 5,000,000 (five million) shares of Purchaser's restricted registered Common Stock issued in the name of New Millennium Development Group, Inc.;

               (viii) a Consultant Agreement for John Skinner

                               ARTICLE III
                               -----------

                REPRESENTATIONS AND WARRANTIES OF SELLERS

     Sellers hereby jointly and severally represent and warrant to Purchaser that:

     3.01 ORGANIZATION AND GOOD STANDING. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation as listed in Schedule 3.01 hereto, and has all requisite corporate power and authority to own, lease and operate the properties and assets it now owns, leases or operates and to carry on its business as presently conducted. Each Seller is duly qualified and licensed to do business and is in good standing in each jurisdiction where the nature of its business makes such qualification necessary, which jurisdictions are listed on Schedule 3.01 hereto, except where the failure to be qualified or licensed would not have a material adverse effect on the assets, business, liabilities, financial

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condition, results of operation or prospects of such Seller (a "Material
Adverse Effect"). No material portion of the Purchased Business is owned or conducted by any entity other than the Sellers.

     3.02 AUTHORIZATION AND VALIDITY. (a) Each Seller has all requisite corporate and other power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the other documents executed by any of the Sellers hereunder (the "Ancillary Agreements") by the Sellers, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action by each Seller, and no other corporate action on the part of any Seller is necessary to authorize the execution and delivery of this Agreement or the Ancillary Agreements or the performance of this Agreement or the Ancillary Agreements by any Seller and the consummation of the transactions contemplated hereby and thereby. This Agreement and each Ancillary Agreement has been duly executed and delivered on behalf of each Seller that is a party thereto and constitutes the legal, valid and binding obligation of each such Seller, enforceable against each such Seller in accordance with its terms, except that the enforceability of this Agreement and the Ancillary Agreements is subject to bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors' rights and limitations on the availability of the remedy of specific performance and other equitable relief.

     (b) No consent of the shareholders of any Seller is required in order to authorize such Seller to consummate the transactions contemplated under this Agreement and the Ancillary Agreements.

     3.03 CONSENTS AND APPROVALS; NO VIOLATIONS. The execution, delivery and performance by the Sellers of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, will not: (i) violate or conflict with any provision of the Certificate of Incorporation or By-Laws of any of the Sellers; (ii) violate or conflict with, result in the breach of, constitute an event of default (or an event which, with the lapse of time, or the giving of notice, or both, would constitute an event of default) under, or result in the creation in any party of any right to accelerate, modify, cancel or terminate, any contract or other instrument, to which any of the Sellers is a party or by which any of the Sellers or any of the Assets is bound, or result in the creation of any Encumbrance or other right of any third party upon any of the Assets;
(iii) violate or conflict with any law, rule, regulation, ordinance, code, judgment, order, writ, injunction or decree of any court or any governmental body or agency thereof of any jurisdiction to which any of the Sellers or any of the Assets may be subject; or (iv) require any registration, declaration or filing with, or permit, license, exemption, order, franchise, approval, consent or other authorization of, or the giving of notice to, any governmental or regulatory body, agency or authority in the United States or any other jurisdiction in which the Purchased Business is conducted, except as listed on Schedule 3.03 hereto.

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     3.04  FINANCIAL STATEMENTS.  The pro forma financial statements (the
"Pro Forma Financial Statements") of the Purchased Business for the ten
(10) months ended October 31, 2001, attached hereto as Schedule 3.04(a)
(i) have been prepared from, and are consistent with, the books and records of Seller, (ii) have been prepared to the extent applicable in accordance with U.S. generally accepted accounting principles ("GAAP") consistently applied during the periods covered thereby, except as otherwise specifically identified in Schedule 3.04 and in the Pro Forma Financial Statements, and (iii) fairly present the financial condition of the Purchased Business as at the dates, and for the periods, stated therein in accordance with GAAP consistently applied, except as otherwise identified in Schedule 3.04 and in the Pro Forma Financial Statements.
The books and records of Sellers are accurate and complete in all material respects and are maintained in accordance with good business practices. All accrued but unused vacation and sick pay of the Accepting Employees has been fully accrued on the Pro Forma Financial Statements.

     3.05 ABSENCE OF CHANGES OR EVENTS. Since December 31, 2001, the Purchased Business has been carried on in the ordinary course in a manner consistent with past practice. Sellers have not, since December 31, 2001, (a) incurred any obligation or liability relating to the Assets or the Purchased Business (whether absolute, accrued, contingent or otherwise), other than in the ordinary course of business and consistent with past practice; (b) mortgaged, pledged, granted a security interest in or subjected to any Encumbrance any of the Assets; (c) sold or transferred any of the Assets, other than in the ordinary course of business, or canceled any debts or claims or waived or released any rights of the Purchased Business; (d) leased, licensed or granted to any third party any rights in any of the Assets; (e) experienced any event, circumstance or condition which has had, or with the passage of time is reasonably likely to have, a Material Adverse Effect; (f) suffered any material damage, destruction or loss of physical property or goods, whether or not covered by insurance, relating to the Assets; (g) made any change in any accounting principles or practices or in its method of applying such accounting principles or practices, or made any material change in any business practice affecting the Purchased Business; (h) granted any material increase in the salary, commission rate or other compensation (including, without limitation, bonuses, profit sharing or deferred compensation) payable or to become payable to any Employee, Former Employee, consultant or agent of the Purchased Business other than in the ordinary course of business consistent with past practice; (i) waive any material right or cancel or enter into any material contract, lease, license, obligation, commitment, purchase or sale, debt or claim relating to the Purchased Business other than in the ordinary course of business; or (j) entered into any agreement to do any of the foregoing.

     3.06 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed, and except (i) for liabilities and obligations incurred pursuant to the Assumed Contracts, (ii) for liabilities and obligations reflected in the Pro Forma Financial Statements, or (iii) for liabilities and obligations incurred in the ordinary course of business since October 31, 2001, Sellers have no liabilities or obligations of any nature, whether absolute or contingent, accrued or unaccrued, or known or unknown related to the Assets or the Purchased Business and for which Purchaser shall be liable after the Closing.

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     3.07  NO CLAIMS OR LITIGATION.  Except as disclosed, there are no suits, actions, claims, proceedings (including, without limitation, arbitral and administrative proceedings) or governmental investigations pending or, to the knowledge of Sellers, threatened against or contemplated against any of the Sellers (or any of their affiliates, including directors, officers, employees or agents) relating to or affecting, directly or indirectly, the Assets or the Purchased Business. There are no such suits, actions, proceedings, claims or investigations pending or, to the knowledge of Sellers, threatened challenging the validity or propriety of, or otherwise involving, this Agreement or the transactions contemplated hereby. There is no judgment, order, injunction, decree or award issued by any court, arbitrator, governmental body or agency thereof to which any of the Sellers is a party and which would materially affect the Assets or the Purchased Business or by which any of the Assets are bound, which is unsatisfied or which requires continuing compliance therewith by any of the Sellers.

     3.08 TAXES. All Tax returns and reports relating to the Assets and the Purchased Business required to be filed by Sellers on or before the date hereof have been duly and timely filed and all such returns and reports are complete and correct. All Taxes, assessments, fees and other governmental charges imposed on or with respect to the Assets which have become due and payable through and including the date hereof have been paid in a due and timely manner or have been accrued for in the books and records of Sellers. Sellers have paid or will pay when due any and all Taxes, assessments, fees and other governmental charges arising with respect to periods through the Closing Date which are imposed on or with respect to the Assets and the Purchased Business. As of the date hereof,
(i) none of the Sellers has agreed to the extension of limitation period for any Tax, (ii) there is no Tax audit pending against any of the Sellers, (iii) there are no Tax liens on any of the Assets (other than any lien for current Taxes not yet due and payable), and (iv) to the knowledge of Sellers, there is no basis for the assertion of any such Tax liens.

     3.09 TITLE TO ASSETS AND RELATED MATTERS. (a) Sellers have good and marketable title to the Assets, free and clear of any and all mortgages, pledges, security interests, liens, charges, equities, claims, conditional sales contracts, restrictions, reservations, options, rights and other encumbrances of any nature whatsoever (collectively, "Encumbrances"), except for Permitted Liens. For purposes of this Agreement, "Permitted Liens" shall mean (i) statutory liens for Taxes not yet delinquent provided such liens are discharged through the timely filing of Tax returns, (ii) Encumbrances disclosed in Schedule 3.09(a) and (iii) other liens of an immaterial nature or amount which do not impair or interfere with the use of any property or assets of Sellers (including the Assets) in any material respect. As of the Closing Date, Sellers shall convey to Purchaser, and Purchaser shall acquire, good and marketable title to the Assets, free and clear of any Encumbrances, except for Permitted Liens. The Assets constitute all tangible and intangible assets relating to, used in, held for use in or necessary for the conduct of the Purchased Business as currently conducted.

     (b) Here sets forth a complete and correct list of all equipment, machinery, instrumentation, vehicles, furniture, fixtures and other items of personal property currently owned, leased or used by Sellers in the Purchased Business and included in the Assets with a book

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value in each case of $50,000 or more as of December 31, 2001.  All such personal property is in good operating condition and repair (ordinary wear and tear excepted), is physically located at the locations set forth, and is owned by Sellers or is leased by Sellers under one of the leases. None of such personal property is subject to any agreement or commitment for its use by any person other than Sellers in connection with Sellers' conduct of the Purchased Business. The maintenance and operation of such personal property is and has been effected in material compliance with all laws, regulations, ordinances, contractual commitments and obligations applicable thereto. No assets leased by Sellers and used in the Purchased Business are owned or used, directly or indirectly, by any Related Party.

     (c) Here sets forth a complete and correct list and description of all material real property owned ("Owned Premises") or leased by any of the Sellers relating to the Purchased Business (collectively, the "Leased Premises") and a complete and correct list and summary description of all tangible personal property leases relating to the Purchased Business to which any of the Sellers is a party. Sellers have previously delivered or made available to Purchaser complete and correct copies of the titles and any mortgage or deed or trust documents with respect to all Owned Premises and each lease with respect to the Leased Premises (and any amendments thereto). (i) none of the Sellers is in default under any material lease or deed of trust with respect to any Owned Premises, (ii) each such lease is in full force and effect, (iii) all lease payments due to date on any such lease have been paid and neither any Seller nor (to the knowledge of Sellers) any other party is in default under any such lease, and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a default by any Seller or (to the knowledge of Sellers) any other party under such lease,
(iv) there are no disputes or disagreements between any Seller and any other party with respect to any such lease and (v) there are no leases, subleases, licenses or other agreements (either written or oral) which grant occupancy rights in favor of any other party with respect to the Premises.

     (d) The long distance services sold by the Sellers are not subject to any claims by any end-users of such services and, to the knowledge of the Sellers, conform in all material respects with all Federal, state and local laws, ordinances, rules, regulations and similar governmental and regulatory requirements.

     3.10 COMPUTER SOFTWARE. Here sets forth a complete and correct list of all computer systems and software (other than noncustomized, commercially available computer programs) which are owned by any of the Sellers and used in the Purchased Business (the "Proprietary Software"). Title to all computer programs constituting the Proprietary Software will be assigned to Purchaser free and clear of all Encumbrances at the Closing. Except as set forth in Schedule 3.10 hereto, Sellers represent and warrant that the Seller identified on Schedule 3.10 with respect to each item of Proprietary Software is the owner of the Proprietary Software and that, to the knowledge of Sellers, the Proprietary Software does not infringe any copyright, trade secret or trademark of any other person, and that the Seller identified as owning each item of Proprietary Software has the right to assign the Proprietary Software to Purchaser free and clear of any Encumbrances.

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     3.11  INTANGIBLE RIGHTS.   Here sets forth a complete and correct
list of all patents, patent applications, unpatented inventions, trademarks and service marks, logos, trademark and service mark registrations (and applications therefor), trade or business names and copyrights owned or used by any of the Sellers in connection with the Purchased Business (collectively, the "Intangible Rights"), all of which are valid and subsisting and are included in the Assets. The Seller identified opposite the listing of each such Intangible Right is the sole and exclusive owner of, and has good and marketable title to, such Intangible Right, free and clear of all Encumbrances, none of which rights, to the knowledge of Sellers, conflicts with the rights of others.

     3.12 here are no licenses, agreements or commitments outstanding or effective granting any other person any right to use, operate under, license or sublicense, or otherwise concerning, the Intangible Rights. None of the Sellers has received any notice or claim that any of the Intangible Rights infringes upon or conflicts with the rights of any other person. To the knowledge of Sellers, there is no infringement or violation by any other person of Sellers' rights in any of the Intangible Rights. The Assets include all trade secrets, protocols, know-how, product formulae, product formulations, systems, manufacturing processes, procedures, recipes, records of invention, test information, drawings, diagrams, designs and operating manuals currently used in the Purchased Business. No patents are used in the conduct of the Purchased Business.

     3.13  CONTRACTS.   (a)  Except as set forth in Schedule 3.12(a) or
Schedule 3.12(b) hereto or other schedules to this Agreement, none of the Sellers is a party to, or subject to:

          (i) any written contract, arrangement or understanding, or series of related written contracts, arrangements or understandings, that is related to the Purchased Business and involves annual expenditures or receipts of more than $50,000;

          (ii) any lease of personal property that is material to the Purchased Business;

          (iii) any lease of real property that is material to the Purchased Business;

          (iv) any license agreement currently in effect which grants rights with respect to any of the Assets that is material to the Purchased Business;

          (v) any written contract, arrangement or understanding currently in effect not made in the ordinary course of business that is material to the Purchased Business;

          (vi) any note, bond, indenture, credit facility, mortgage, pledge, security agreement or other contract, arrangement or understanding relating to or evidencing indebtedness for money borrowed, or a security interest, pledge or mortgage in the Assets;

          (vii) any express warranty, indemnity or guaranty issued by any of the Sellers that is material to the Purchased Business;

          (viii) any written contract, arrangement or understanding granting to any person the right to use any of the Assets that is material to the Purchased Business;

          (ix) other than those license agreements set forth on Schedule 3.12(a) pursuant to clause (iv) above, any written contract, arrangement or understanding restricting any Seller's right to engage in any business activity or compete with any business that is material to the Purchased Business;

          (x) any written contract, arrangement or understanding with a Related Party that is material to the Purchased Business;

          (xi) any other agreement that is material to the Purchased Business, including, but not limited to, joint venture agreements, purchase and sale agreements and collective bargaining, union, consulting and employment contracts; and

          (xii) any outstanding commitment or obligation to enter into any contract or arrangement of the nature described in subsections
     (i) through (xi) of this subsection 3.12(a).

          Sellers have previously delivered or made available to Purchaser complete and correct copies (or, in the case of oral contracts, a complete and correct description) of each contract, agreement, arrangement and understanding (and any amendments or supplements thereto) listed on Schedule 3.12(a) hereto (the "Material Contracts"). None of the Sellers is a party or subject to any oral contract, arrangement or understanding, or series of related oral contracts, arrangements or understandings, that is material to the Purchased Business.

          (b) Here lists those Material Contracts which are to be assumed by Purchaser at the Closing pursuant to this Agreement (the "Assumed Contracts"). Except as set forth in Schedule 3.12(b) hereto,
(i) each Assumed Contract is in full force and effect; (ii) neither any Seller nor (to the knowledge of Sellers) any other party is in material default under any such contract, and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a default by any Seller or (to the knowledge of Sellers) a default by any other party under such contract, other than those defaults that would not have, individually or in the aggregate, a Material Adverse Effect; (iii) to the knowledge of Sellers, there are no disputes or disagreements between any Seller and any other party with respect to any such contract; and (iv) none of the Sellers is currently renegotiating any of its contracts, nor is any of the Sellers paying liquidated damages in lieu of performing any of its contracts.

          (c) Schedule 3.12(c) hereto identifies all Excluded Contracts.

     3.14 EMPLOYEES; EMPLOYEE BENEFITS. (a) Schedule 3.13(a) hereto sets forth the names of all current employees of Sellers employed in the Purchased Business and who Purchaser proposes to employ upon Closing (the "Employees"), including each Employee's job title, current salary and bonus potential, date of birth and date of employment. Except as set forth on Schedule 3.13(a), there are no outstanding loans from any of the Sellers to any such Employee, or any former employee of Sellers who were employed in the Purchased Business ("Former Employees"), agent or consultant of any of the Sellers. Complete and correct copies or descriptions of all written and, to the knowledge of Sellers, oral employment agreements between any of the Sellers and any Employee, and all written and, to the knowledge of Sellers, oral employment policies, and all amendments and supplements thereto, have previously been delivered to Purchaser and are listed on Schedule 3.13(a). Except as set forth on Schedule 3.13(a), since December 31, 2000, none of the Sellers has, except in the ordinary course of business and consistent with past practice, increased the salary or other compensation payable or to become payable to or for the benefit of any of the Employees. Except as set forth in Schedule 3.13(a), Sellers have accrued or reflected in the Pro Forma Financial Statements all obligations for salaries, vacation, medical, severance and other benefits and other compensation of any kind with respect to the Employees, in each case to the extent required to be reflected in the Pro Forma Financial Statements by GAAP, and neither Purchaser nor Sellers will incur any liability, including any "parachute payment" under Section 280G of the Code, under any severance agreement, employment agreement, similar agreement or Benefit Plan solely as a result of the consummation of the transactions contemplated by this Agreement.

     (b) With respect to the Purchased Business and the Employees, except as disclosed on Schedule 3.13(b), Sellers have complied in all material respects with all applicable laws, statutes and regulations with respect to employees, including, without limitation, those governing payment of minimum wages and overtime rates, labor standards, working conditions, the withholding and payment of Taxes from compensation, terms and conditions of employment, immigration, workplace safety, workers' compensation, disability pay, discriminatory practices, including, without limitation, with respect to employment and discharge, or otherwise relating to the conduct of employers with respect to employees or potential employees (collectively, the "Employee Laws"), and there have been no claims made or threatened thereunder against Sellers. Sellers will transfer to Purchaser at the Closing, the employee records and I-9 forms with respect to the Accepting Employees in proper order as required by law. Except as set forth on Schedule 3.13(b), there are no disputes or other proceedings pending or, to the knowledge of Sellers, threatened between Sellers and any of the Employees; no labor union or other collective bargaining unit represents or has ever represented any of the Employees in connection with their employment with Sellers; none of the neither Sellers has knowledge of any organizational effort by any labor union or other collective bargaining unit currently under way or threatened with respect to any Employees; no consent of any labor union or other collective bargaining unit representing Employees is required to consummate the transactions contemplated by this Agreement.

     (c) Schedule 3.13(c) hereto sets forth a list of each defined benefit and defined contribution plan, multiemployer plan, stock based plan, executive compensation program or arrangement, bonus plan, incentive compensation plan, agreement or arrangement, supplemental retirement plan or arrangement, vacation pay, sickness, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), medical or life insurance plan, severance pay, termination or salary continuation agreement or plan, and each other employee benefit plan, program or arrangement which is maintained by Sellers for the benefit of or relating to any of the Employees or to any Former Employees or their dependents, survivors or beneficiaries, whether or not legally binding, or for which Sellers could reasonably have any liabilities, all of which are hereinafter referred to as the "Benefit Plans."

     (d) Each Benefit Plan has been administered to date in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained; there is no arbitration, claim or suit pending or, to the knowledge of Sellers, threatened, involving a Benefit Plan (other than routine claims for benefits), and there is no basis for such a claim; none of the Benefit Plans nor, to the knowledge of Sellers, any fiduciary thereof has been the direct or indirect subject of an order or investigation or examination by a governmental or quasi-governmental agency. Except as set forth on Schedule 3.13(d) hereto, each Benefit Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) meets the requirements of Section 401(a) of the Code; the trust, if any, forming part of such plan is exempt from United States Federal Income Tax under Section 501(a) of the Code; a favorable determination letter has been issued by the Internal Revenue Service (the "IRS") after January 1, 1994 with respect to each such plan and related trust and each amendment thereto. With respect to each Benefit Plan, Sellers have heretofore delivered to Purchaser complete and correct copies of the following documents, where applicable: (i) the most recent annual report (Form 5500 series), together with schedules, as required, filed with the IRS, and any financial statements and opinions required by Section 103(a)(3) of ERISA, (ii) the most recent determination letter issued by the IRS,
(iii) the most recent summary plan description and all modifications,
(iv) the text of the Benefit Plan and of any trust, insurance or annuity contracts maintained in connection therewith, and (v) the most recent actuarial report relating to the Benefit Plan.

     (e) Except as set forth on Schedule 3.13(e) hereto, all contributions required to be made to or with respect to each Benefit Plan with respect to the service of Employees or Former Employees prior to the date hereof have been made or have been accrued for in the books and records of the Purchased Business for all periods through the date hereof. None of the Sellers has any obligation to provide post-retirement medical or other benefits to Employees or Former Employees or their survivors, dependents and beneficiaries, except as may be required by Section 4980B of the Code or Part 6 of Title I of ERISA.

     3.15 MAJOR CUSTOMERS. Schedule 3.14 hereto sets forth a complete and correct list of the twenty (20) largest customers of the Purchased Business in terms of revenue recognized (after taking into account any discounts or rebates granted to such customers) during the ten (10) months ended December 31, 2001, showing the total amount billed by Sellers to each such customer in connection with the Purchased Business for such period. Except as set forth and described in Schedule 3.14 hereto, since December 31, 2001, none of the Sellers has received any written notice or other written communication terminating or materially reducing, or setting forth an intention to terminate or materially reduce in the future, or otherwise reflecting a material adverse change in, the business relationship between such customer and Sellers.

     3.16  CONSULTANTS, SALES REPRESENTATIVES AND OTHER AGENTS.
Schedule 3.15 hereto sets forth a complete and correct list of the names and addresses of each consultant, sales representative or other agent currently engaged by any of the Sellers with respect to the Purchased Business and each other distributor used by any of the Sellers with respect to the Purchased Business who is not an Employee of Sellers and who has received (or is expected to receive) $50,000 or more from Sellers in 2001 or 2002, a summary description of the services provided by each such person, the commission rates or other compensation applicable with respect to each such person and the amount of commissions or other compensation earned by each such person during the 2000 calendar year and to date. Schedule 3.15 hereto also sets forth a list of all written agreements between Sellers and any such person, complete and correct copies of which agreements have previously been delivered by Sellers to Purchaser. Each such agreement is cancelable by Sellers without penalty on not more than thirty (30) days' notice, except as specifically set forth on Schedule 3.15.

     3.17 SUPPLIERS; INVENTORIES. (a) Schedule 3.16(a) hereto sets forth a complete and correct list and description (including price and other terms) of all supply contracts, agreements and understandings relating to the Purchased Business between any of the Sellers and (i) any subsidiary or other affiliate of any Seller, and (ii) all other suppliers of goods and services who are currently providing goods or services to the Purchased Business which are expected to involve, for the twelve-month period ending March 31, 2001, an aggregate value of $50,000 or more. Except as set forth in Schedule 3.16(a), no supplier identified in Schedule 3.16(a) hereto pursuant to clause (ii) of the preceding sentence has given any Seller any notice (written or oral) terminating, suspending or reducing, or setting forth an intention to terminate, suspend or reduce in the future, or otherwise reflecting an adverse change in, the business relationship between such supplier and such Seller and, to the knowledge of Sellers, there has not been any adverse change in the business relationship of any of the Sellers with any such supplier. None of the Sellers has received notice from the supplier of any product or service which is material to the Purchased Business as to the possible shortage or other disruption in the supply of such key product or service.

     (b) Schedule 1.01(a) hereto sets forth a correct and complete schedule of all Inventory. Except as disclosed on Schedule 1.01(a) hereto, the Inventory is owned by Sellers free and clear of any Encumbrances and is of merchantable quality.

     3.18 ABILITY TO CONDUCT THE PURCHASED BUSINESS. There is no agreement, arrangement or understanding with any person, or any judgment, order, writ, injunction or decree of any court or governmental body or agency thereof of any jurisdiction, that restricts Sellers' conduct of the Purchased Business as of the date hereof. Sellers have in force, and are in compliance with the terms and conditions of, all material licenses, permits, exemptions, consents, authorizations and approvals of governmental authorities or agencies thereof used or required under any existing Federal, state, local or foreign statute, law, ordinance, rule or regulation (or any proposed statute, law, ordinance, rule or regulation known to any of the Sellers) in connection with the Purchased Business.

     3.19 COMPLIANCE WITH APPLICABLE LAW AND REGULATIONS. To the knowledge of Sellers, neither the Assets nor Sellers' operation of the Purchased Business as presently conducted are in material violation of any applicable foreign or domestic law, rule, regulation, ordinance, code, judgment, order, injunction, writ or decree of any Federal, state, local or foreign court or governmental body or agency thereof, or trade organization, to which Sellers may be subject, including, without limitation, any rules or regulations of the Federal Communications Commission and similar regulatory bodies of any foreign country, state or locality. No claims are currently pending against any of the Sellers, and none of the Sellers has received any notice alleging any such violation, nor, to the knowledge of Sellers, is there any inquiry, investigation or proceeding relating thereto.

     3.20 INSURANCE. Attached hereto as Schedule 3.19 is a complete and correct list of all policies of insurance maintained by Sellers which relate to the Assets or the Purchased Business, specifying, with respect to each such policy, the identities of the insured and of the insurer, the policy number, the risk insured against, the limits of coverage, the deductible amount (if any), any outstanding or pending claims thereunder, the premium rate and the date through which coverage will continue by virtue of premiums already paid. All of such policies are in full force and effect as of the date hereof. To the knowledge of Sellers, the policies of insurance identified in Schedule 3.19 adequately insure the Purchased Business and the Assets.

     3.21 TRANSACTIONS WITH RELATED PARTIES. Schedule 3.20 hereto contains an accurate and complete list of, and sets forth the principal terms and conditions of, all material agreements, arrangements and understandings relating to or affecting the Purchased Business between Sellers and any of the following (each, a "Related Party"): (i) each shareholder, member, director and officer of each of the Sellers; (ii) the spouses, children and other lineal descendants of any shareholder, member, director or officer of each of the Sellers (collectively, "near relatives"); (iii) any trust for the benefit of any shareholder, member, director or officer of any of the Sellers or any of their respective near relatives; and (iv) any corporation, partnership, joint venture or other entity owned or controlled by any shareholder, member, director or officer of any of the Sellers or any of their respective near relatives.

     3.22 ENVIRONMENTAL MATTERS. For purposes of this Agreement, the following definition shall apply:

          (i) the term "Governmental Entity" shall mean and include, without limitation, the United States Environmental Protection Agency, the United States Department of

     Labor or any other Federal, state, local or regional person or body having authority to administer, implement or enforce any Environmental Law.

     3.23 NO TRANSACTIONS. There are no agreements, arrangements or understandings involving the purchase, sale or other disposition of the Purchased Business, whether through a sale of assets, a sale of the capital stock of any of the Sellers, a merger or otherwise, other than this Agreement.

     3.24 FINDER'S FEE. Sellers have not incurred any obligation for any finder's, broker's or agent's fee in connection with this Agreement or the transactions contemplated hereby.

     3.25 RELIANCE. The foregoing representations and warranties are made by Sellers with the knowledge and expectation that Purchaser is placing complete reliance thereon in entering into, and performing its obligations under, this Agreement, and the same shall not be affected in any respect whatsoever by any investigation heretofore or hereafter conducted by or on behalf of Purchaser whether in contemplation of this Agreement, the consummation of the transactions contemplated hereby or otherwise.

     3.26 DISCLOSURE. No representation and warranty of Sellers contained in this Agreement (including, without limitation, the Schedules hereto), nor any other statement, schedule, certificate or other document delivered or to be delivered by Sellers to Purchaser pursuant hereto or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances in which they were made, not misleading.

                               ARTICLE IV
                               ----------

               REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby makes the following representations and warranties to Sellers:

     4.01 ORGANIZATION AND GOOD STANDING OF PURCHASER. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its property and assets and to carry on its business as presently conducted.

     4.02 AUTHORITY; BINDING EFFECT; PERFORMANCE. Purchaser has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, the Note and the Pledge Agreement. The execution, delivery and performance of this Agreement, the Note and the Pledge Agreement by Purchaser, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action by Purchaser, and no other corporate action on the part of Purchaser is necessary to authorize the execution and delivery of this Agreement, the Note and the Pledge Agreement or the performance of this Agreement, the Note and the Pledge Agreement by Purchaser and the consummation of the transactions contemplated hereby. This Agreement, the Note and the Pledge Agreement have been duly executed and delivered on behalf of Purchaser and constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms. The security interest created by the Pledge Agreement in the collateral described therein shall be a first priority security interest securing payment of the Note to the extent that such collateral is not already subject to an existing security interest assumed by the Purchaser pursuant to Section 1.03 hereof.

     4.03 CONSENTS AND APPROVALS; NO VIOLATIONS. The execution, delivery and performance of this Agreement by Purchaser, and the consummation of the transactions contemplated hereby, will not: (i) violate or conflict with any provision of the Certificate of Incorporation or By-Laws of Purchaser; (ii) violate or conflict with, result in the breach of or constitute an event of default (or an event which, with the lapse of time, or the giving of notice, or both, would constitute an event of default) under, or result in the creation in any party of the right to accelerate, modify, cancel or terminate, any contract or other instrument to which Purchaser is a party or by which Purchaser or any of its assets is bound, or result in the creation of any Encumbrance or other right of any third party upon any of the assets of Purchaser; (iii) violate or conflict with any law, rule, regulation, ordinance, code, judgment, order, writ, injunction or decree of any court or any governmental body or agency thereof of any jurisdiction to which Purchaser or any of its assets is subject, or (iv) require any registration, declaration or filing with, or permit, license, exemption, order, franchise, approval, consent or other authorization of, or the giving of notice to, any governmental or regulatory body, agency or authority in the United States.

     4.04 NO CLAIMS OR LITIGATION. There are no suits, actions, proceedings, claims or investigations pending or, to the knowledge of Purchaser, threatened against Purchaser challenging the validity or propriety of, or otherwise involving, this Agreement or the transactions contemplated hereby.

     4.05 FINDER'S FEE. Purchaser has not incurred any obligation for any finder's, broker's or agent's fee in connection with this Agreement or the transactions contemplated hereby.

     4.06 RELIANCE. The foregoing representations and warranties are made by Purchaser with the knowledge and expectation that Sellers are placing complete reliance thereon in entering into, and performing its obligations under, this Agreement, and the same shall not be affected in any respect whatsoever by any investigation heretofore conducted by or on behalf of Sellers whether in contemplation of this Agreement or otherwise.

     4.07 DISCLOSURE. No representation and warranty of Purchaser contained in this Agreement (including, without limitation, the Schedules hereto), nor any other statement, schedule, certificate or other document delivered or to be delivered by Purchaser to Sellers pursuant hereto or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances in which they were made, not misleading.

                                ARTICLE V
                                ---------

           PURCHASER'S COVENANTS AND COVENANTS OF BOTH PARTIES

     5.01 CONSUMMATION OF AGREEMENT. Each of the parties agrees to perform its obligations hereunder and to use its reasonable best efforts to cause the consummation of the transactions contemplated by this Agreement in accordance with, and subject to, the terms and conditions of this Agreement.

     5.02 CONFIDENTIALITY. Purchaser will, and will use its best efforts to cause its employees and agents to, hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of counsel, by other requirements of law, all Confidential Information (as hereinafter defined). Purchaser will provide notice to Sellers and an opportunity to eliminate or modify any such requirement of law before any such disclosure. Purchaser will not disclose the Confidential Information to any person, except as otherwise may reasonably be necessary to carry out the transactions contemplated by this Agreement, including any business or due diligence review by or on behalf of Purchaser. If this Agreement is terminated as provided hereinafter, then Purchaser shall return or cause to be returned promptly to Sellers all documents and all copies thereof furnished by Sellers and held by Purchaser or its representatives containing such Confidential Information. For the purposes hereof, "Confidential Information" shall mean all information of any kind concerning Sellers in connection with the transactions contemplated by this Agreement except information: (i) ascertainable or obtained from public or published information; (ii) received from a third party not known by Purchaser to be under an obligation to Sellers to keep such information confidential; or (iii) which is or becomes known to the public (other than through a breach of this Agreement); or (iv) which was in Purchaser's possession prior to disclosure thereof to Purchaser in connection herewith.

     5.03 EMPLOYEES. (a) Effective as of the Closing Date, Purchaser (or an affiliate of Purchaser) shall offer to employ such of the Employees as Purchaser shall determine in its sole discretion and shall employ those Employees who accept Purchaser's offer of employment (the "Accepting Employees") on such terms and conditions of employment as Purchaser (or, if applicable, an affiliate of Purchaser) shall determine in its sole discretion. From and after the Closing Date, all Accepting Employees shall become employees of Purchaser (or an affiliate of Purchaser), under Purchaser's (or an affiliate of Purchaser's) exclusive control and direction. The Sellers shall permit the Purchaser throughout the period prior to the Closing Date to meet with Employees at such reasonable times as shall be approved by a representative of the Sellers and to distribute to such Employees such forms and other documents relating to employment by the

Purchaser after the Closing Date as the Purchaser shall reasonably request. The Sellers shall use their best efforts to cause any Employee who may be offered employment by the Purchaser to accept such offer and to become an employee of the Purchaser effective on the Closing Date.

     (b) The Purchaser shall not assume or have any obligations or liabilities to any Employee or Former Employee or to any dependent, survivor or beneficiary thereof, arising out of or relating to such person's employment with the Seller or any of its affiliates or any predecessor thereto, the termination thereof, the consummation of the transactions contemplated by this Agreement, or the sponsorship by the Sellers or any affiliate or predecessor thereof of any employee benefit plan, including the Benefit Plans other than vacation pay and sick pay of the Accepting Employees that is accrued but unused or otherwise arising on the date of termination of each Accepting Employee.

     (c) Purchaser shall not be required to assume, establish or continue any of the Benefit Plans or employment policies or practices of Sellers, or any obligations thereunder, nor shall Purchaser or any of its affiliates become a successor employer with respect to any Benefit Plan, nor shall Purchaser or any of its affiliates be obligated by this Agreement to make any provision with respect to employee benefits, employment policies or practices after the Closing Date. Sellers shall be solely responsible for any compensation, severance or other obligations to Employees (including Accepting Employees) and Former Employees arising under any Benefit Plan or otherwise out of their employment with Sellers or termination thereof.

     5.04 ACCESS AFTER CLOSING. (a) Purchaser and each of the Sellers agree to retain all accounting (including, without limitation, accountants' work papers), business, financial and Tax records in its possession (i) relating to the Purchased Business in existence on the Closing Date and either sold to Purchaser hereunder or retained by Sellers thereafter, as the case may be, or (ii) coming into existence after the Closing Date which relate to the Purchased Business for pre-Closing periods, in each case for a period of three years from the Closing Date, provided that, after such date, each party shall make reasonable arrangements for the other party's continued access to such records. In addition, from and after the Closing Date, Purchaser and each of the Sellers agree that, subject to receiving appropriate assurances of confidentiality and restrictions on use, they will not unreasonably withhold access by the other party and its attorneys, accountants and other representatives (after reasonable notice and during normal business hours), to such personnel, books, records and documents relating to the Purchased Business as the other party may reasonably deem necessary to properly prepare for, file, prove, answer, prosecute and/or defend any financial statements, Tax return, filing, audit, judicial or administrative proceeding, protest, claim, suit, inquiry or other proceeding.

     (b) The party requesting assistance hereunder shall pay to the party whose assistance is requested the reasonable costs of the party providing such assistance.

     5.05 MAIL AND COMMUNICATIONS. (a) Sellers shall promptly remit to Purchaser any mail or other communications, including, without limitation, any written inquiries, and payments received by Sellers related to the Purchased Business or the Assets and any invoices received by Sellers relating to the Assumed Liabilities which are received by Sellers from and after the Closing Date.

     (b) Purchaser shall promptly remit to Sellers any mail or other communications related to Sellers and any invoices received by Purchaser related to the Excluded Liabilities which are received by Purchaser from and after the Closing Date.

     5.06 NOTICE OF DEVELOPMENTS. Each party will give prompt written notice to the other party of any material adverse development causing a breach of any of its own representations, warranties or covenants hereunder. No disclosure by any party pursuant to this Section 5.06, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant. As used herein, "Disclosure Schedule" means the Schedules attached hereto and referred to herein.

                               ARTICLE VI
                               ----------

                                COVENANTS

     6.01 BUSINESS OPERATIONS. From the date hereof through the Closing Date Sellers (and Purchaser under the Management Agreement) shall operate the Purchased Business only in the ordinary course, will not introduce any new method of management or operation and shall use their commercially reasonable efforts to preserve the Purchased Business intact, to retain its present customers and suppliers so that they will be available to Purchaser after the Closing and to cause consummation of the transactions contemplated by this Agreement in accordance with its terms and conditions. Sellers (and Purchaser under the Management Agreement) shall not take any action that might materially impair the Purchased Business or Assets without the prior consent of Purchaser. Without limitation of the generality of the foregoing, none of the Sellers and Purchaser will, and none of the Sellers and Purchaser will permit any of its subsidiaries to engage in any practice, take any action, or enter into any transaction of the sort described in Section
3.05 above. Each Seller and Purchaser will keep, and will cause each of its subsidiaries to keep, the Purchased Business and its properties substantially intact, including its present operations, physical facilities, good will, working conditions and relationships with lessors, licensors, suppliers, distributors, customers and Employees.

     6.02 ACCESS; DUE DILIGENCE. Sellers shall permit Purchaser and its authorized representatives full access to, and make available for inspection, all of the Assets and Purchased Business, including Sellers' employees, customers and suppliers, and furnish Purchaser all documents, records and information with respect to the affairs of Sellers as Purchaser and its representatives may reasonably request, all for the sole purpose of permitting Purchaser to become familiar with the business and assets and liabilities of Sellers.

     6.03 MATERIAL CHANGE. Prior to the Closing, Sellers and Purchaser shall promptly inform the other party in writing of any material adverse change in the condition of the Purchased Business. Notwithstanding the disclosure of any such material adverse change, the parties shall not be relieved of any liability for, nor shall the providing of such information be deemed a waiver of, the breach of any representation or warranty of any party contained in this Agreement.

     6.04 APPROVALS OF THIRD PARTIES. As soon as practicable after the execution of this Agreement, but in any event prior to the Closing Date, Sellers will use their best efforts to secure all necessary approvals and consents of third parties to the consummation of the transactions contemplated by this Agreement. To the extent that any Sellers' rights under any agreement, contract, license, commitment, or any other Asset to be assigned hereunder may not be assigned without the consent of another person which has not been obtained prior to the Closing, Seller shall use commercially reasonably efforts to obtain any such required consents as promptly as possible after the Closing. If any such consent has not been obtained or if any attempted assignment would be ineffective or would impair Purchaser's rights under the instrument in question so that Purchaser would not in effect acquire the benefit of all such rights, then the Sellers, to the maximum extent permitted by law and the instrument, shall act as Purchaser's agent in order to obtain for Purchaser the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the instrument, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser. Sellers shall bear all costs and expenses relating to obtaining the third party consents required of Seller and contemplated by this Section 6.04.

     6.05 HIRING EMPLOYEES. Sellers will cooperate with all reasonable requests made by Purchaser for the purpose of allowing Purchaser to hire those employees of Sellers designated by Purchaser, such employment to be effective as of the Closing Date.

     6.06 TAX RETURNS AND PAYMENTS. Sellers shall prepare and file all Federal, state, local and foreign returns for all Taxes due or claimed to be due on or before the Closing Date by any governmental authority with respect to Sellers and the Purchased Business or the Assets, and shall promptly pay all such Taxes when due. Sellers shall be solely responsible for, and shall make timely payment of, all sales, use, transfer, excise, documentary, real property transfer gains, value added and other similar Taxes payable in connection with this Agreement, the additional agreements referred to in Section 205(a) hereof, or arising from the sale, transfer, assignment, delivery or conveyance of the Assets hereunder or of any assets thereunder. Sellers shall prepare and file all necessary tax returns and other filings in connection with the Taxes referred to in this Section 6.06, shall provide all information, documents and affidavits necessary for any such filings, and shall pay all fees and charges incurred in connection therewith. Sellers jointly and severally shall indemnify, defend and hold harmless on an after-tax basis Purchaser against and from any and all liability, cost, loss or expense to Purchaser arising out of the imposition of any Taxes referred to in this Section 6.06.

     6.07 FURTHER ASSURANCES. Sellers shall, at any time and from time to time after the Closing, upon the request and at the expense of Purchaser but without further consideration, do, execute, acknowledge, deliver and file, or shall cause to be done, executed, acknowledged, delivered and filed, all such further acts, deeds, transfers, conveyances, assignments or assurances as may be reasonably requested by Purchaser to transfer, convey and assign to Purchaser's possession and use, the Assets and the Purchased Business and to comply with all applicable legal requirements, including, without limitation, making any required governmental filings, in connection with the purchase of the Assets and the Purchased Business by Purchaser. Without limiting the foregoing, upon the request and at the expense of Purchaser, at any time during the period commencing on the Closing Date and ending on the third anniversary of the Closing Date, Sellers shall take all steps necessary to assign all material licenses, permits, exemptions, consents, authorizations or approvals to Purchaser in cases where such assignment is permitted.

     6.08 EXCLUSIVITY. Sellers shall not (i) solicit, initiate or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities of any of their affiliates engaged in the Purchased Business, or any substantial portion of the Assets or the Purchased Business (including any acquisition structured as a merger, consolidation, or share exchange); or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. Sellers shall notify the Purchaser immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

     6.09 POST-CLOSING FUNDS. Sellers covenant and agree that any cash, cash proceeds or other funds received by Sellers from and after the Closing Date which constitute Assets or proceeds of Assets (including, without limitation, funds deposited into bank accounts of Sellers after the Closing Date) will be promptly remitted by Sellers to Purchaser, free and clear of all Encumbrances of any nature whatsoever and, pending such remittance, shall be held in trust for the benefit of Purchaser.

     6.10 REGULATORY COMPLIANCE. Sellers shall comply with the provisions of all laws, rules, regulations, ordinances, codes, orders and decrees applicable to the Purchased Business.

                               ARTICLE VII
                               -----------

                    PURCHASER'S CONDITIONS PRECEDENT

     Except as may be waived in writing by Purchaser in Purchaser's sole discretion, the obligations of Purchaser hereunder are subject to the fulfillment at or prior to the Closing of each of the following conditions:

     7.01 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Sellers contained herein shall be true and correct in all material respects as of the Closing as though such representations and warranties were made on such date, subject to any changes contemplated by this Agreement.

     7.02 PERFORMANCE. Sellers shall have performed and complied in all material respects with all covenants or conditions required by this Agreement to be performed and complied with by them on or prior to the Closing.

     7.03 DELIVERIES. Sellers shall have delivered each of the documents required pursuant to Section 2.05(a) in each case in form and substance satisfactory to Purchaser.

     7.04 PROCEEDINGS. No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain, enjoins or, otherwise prohibits the carrying out of the transactions contemplated by this Agreement.

     7.05 APPROVALS, PERMITS, ETC. All consents, authorizations, approvals, exemptions, licenses or permits of, or registrations, qualifications, declarations or filings with, any governmental or regulatory body or agency thereof that are (i) required in connection with the consummation of the transactions contemplated hereby and (ii) are necessary for Purchaser to properly conduct the Purchased Business, except as set forth on Schedule 7.05 hereto, shall have been transferred by Sellers or otherwise obtained.

                              ARTICLE VIII
                              ------------

                      SELLERS' CONDITIONS PRECEDENT

Except as may be waived in writing by Sellers in Sellers' sole discretion, the obligations of Sellers hereunder are subject to fulfillment at or prior to the Closing of each of the following conditions:

     8.01  REPRESENTATIONS AND WARRANTIES.   The representations and
warranties of Purchaser contained herein shall be true and correct in all material respects as of the Closing as though such representations and warranties were made on such date, subject to any changes contemplated by this Agreement.

     8.02 PERFORMANCE. Purchaser shall have performed and complied in all material respects with all covenants or conditions required by this Agreement to be performed and complied with by it on or prior to the Closing.

     8.03 DELIVERIES. Purchaser shall have delivered each of the documents required pursuant to Section 2.05(b) in each case in form and substance satisfactory to Purchaser and its counsel.

     8.04 PROCEEDINGS. No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain, enjoins or otherwise prohibits the carrying out of the transactions contemplated by this Agreement.

     8.05  RELEASE.  The Release shall have been obtained by Sellers.

                               ARTICLE IX
                               ----------

                             INDEMNIFICATION

     9.01 SELLERS' INDEMNITY. Subject to the terms and conditions of this Article IX, Sellers jointly and severally hereby agree to indemnify, defend and hold Purchaser and its officers, directors, shareholders, employees, agents, attorneys, affiliates or successors in interest or transferees of any of the foregoing persons harmless from and against and to promptly pay all losses, claims, obligations, demands, assessments, penalties, liabilities, suits, fines, deficiencies, interest, costs, actual or punitive damages, reasonable attorneys' fees and expenses (whether contingent, fixed or unfixed, liquidated or unliquidated or otherwise) (collectively, "Damages"), asserted against or incurred by Purchaser by reason of or resulting from a misrepresentation, breach or nonfulfillment of, or any failure to perform by any of the Sellers of any representation, warranty or covenant contained herein or in any agreement executed pursuant hereto and any liabilities other than Assumed Liabilities.

     9.02 PURCHASER'S INDEMNITY. Subject to the terms and conditions of this Article IX, Purchaser hereby agrees to indemnify, defend and hold Sellers and their officers, directors, shareholders, employees, agents, attorneys, affiliates or successors in interest or transferees of any of the foregoing persons harmless from and against and to promptly pay all Damages asserted against or incurred by reason of or resulting from:

          (a) a breach or misrepresentation, nonfulfillment of, or failure to perform by Purchaser of any representation, warranty or covenant contained herein or in any agreement executed pursuant hereto; or

          (b) the failure of Purchaser to pay, perform and discharge when due the deferred portion of the Purchase Price or any Assumed Liabilities.

     9.03 CONDITIONS OF INDEMNIFICATION. The respective obligations and liabilities of Sellers and Purchaser (the "indemnifying party") to the other (the "party to be indemnified") under Sections 9.01 and 9.02 hereof with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

     (a) Promptly after receipt of notice of commencement of any action evidenced by service of process or other legal pleading, or with reasonable promptness after the assertion in writing of any claim by a third party, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading. The indemnifying party shall have the right to join in the defense, settlement, adjustment or compromise thereof by representatives of its own choosing and at its own expense; provided, however, that the party to be indemnified may participate in the defense, settlement, adjustment or compromise with counsel of its own choice and at its own expense.

     (b) In the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the 10th day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to join in the defense, settlement, adjustment or compromise of such claim, or, in the reasonable judgment of the party to be indemnified, the defense is being handled in such a manner that the indemnified party's reputation or future business prospects will be damaged, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, adjustment, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party and at the indemnifying party's expense, subject to the right of the indemnifying party to participate in the defense of such claims at any time prior to settlement, adjustment, compromise or final determination thereof.

     (c) Anything in this Section 9.03 to the contrary notwithstanding, the indemnifying party shall not settle any claim without the consent of the party to be indemnified unless such settlement involves only the payment of money and the claimant provides to the party to be indemnified an unconditional release from all liability in respect of such claim and does not include a statement as to admission of fault, culpability or a failure to act on behalf of a party to be indemnified. If the settlement of the claim involves more than the payment of money, the indemnifying party shall not settle the claim without the prior consent of the party to be indemnified, which consent shall not be unreasonably withheld.

     (d) An indemnified party's failure to give timely notice or to furnish the indemnifying party or parties with any relevant data and documents in connection with any claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such party, except any only to the extent that such failure shall result in any material prejudice to the indemnifying party or parties. If so desired by any indemnifying party or parties, such party or parties may, by giving the indemnified party or parties written notice in which the indemnifying party or parties acknowledge that such claim is properly subject to indemnification hereunder, elect, at such party's or parties' sole expense, to assume control of the defense, settlement, adjustment or compromise of any claim, provided that such indemnifying party shall obtain the consent of all indemnified parties before entering into any settlement, adjustment or compromise of such claim, or ceasing to defend against such claim, if as a result thereof, or pursuant thereto, there would be imposed on an indemnified party any liability or obligation not covered by the indemnification obligations of the indemnifying parties under this Agreement (including, without limitation, any injunctive relief or other remedy).

     (e) The parties hereby acknowledge and agree that, notwithstanding the procedures established in subsection 9.03(a) above, Purchaser shall be entitled to make payments to persons, and to treat such payments as claims hereunder without complying with the procedures set forth in subsection 9.03(a), to the extent that such payments relate to liabilities and obligations owed to persons or entities with whom or with which Purchaser has an ongoing business relationship, where such liabilities and obligations relate to the Purchased Business but do not constitute Assumed Liabilities, where Purchaser in good faith has reasonably determined that such amounts continue to be due and payable and where Purchaser has notified Sellers of such claim and Sellers have not discharged such liability or obligation within five (5) days of receipt of such notice.

     (f)  With respect to any claims asserted pursuant to this Section
9.03 and outstanding or unresolved on the date scheduled for any payment under the Note, the Purchaser may upon giving written notice to the Sellers of the amount of such claims, withhold such amount from the scheduled payment. Any amounts so withheld shall be held by the Purchaser for the Sellers' account and use to offset the amounts of such claims finally determined to be due to the Purchaser either by the Sellers' acknowledgment of such claim, by a settlement agreement or by a final determination by a court of competent jurisdiction.

     (g) The party to be indemnified and the indemnifying party will each cooperate with all reasonable requests of the other.

     9.04 SURVIVAL. The rights of the parties to seek indemnification under this Article IX shall terminate on the following dates, except as to those claims with respect to which notice shall have been duly given prior to the relevant termination date:

          (a) in the case of claims for indemnification relating to Taxes and other governmental assessments and charges of any nature whatsoever (including, without limitation, all claims brought under subsection 9.01 or for breach of the representations and warranties set forth in Section 3.08 or for breach or nonfulfillment of the covenants set forth in Section 6.11), the date of expiration of the relevant statute of limitations, including any extensions thereof;

          (b) in the case of claims for indemnification arising from the failure or alleged failure on the part of Sellers or Purchaser to comply with the requirements of any bulk sales, fraudulent conveyance or other law for the protection of creditors, the date of expiration of the relevant statute of limitations, including any extensions thereof; and

          (c) in the case of all other claims for indemnification arising under this Agreement, on the first anniversary of the date hereof.

     9.05 THRESHOLD. The parties shall not have any liability pursuant to this Article IX, or any other provision of this Agreement, unless and until the aggregate amount of Damages accrued pursuant to Section 9.01 or
9.02 or otherwise pursuant to this Agreement is greater than or equal to $100,000 (the "Liability Threshold"); provided, however, that once the aggregate amount of Damages against a party shall equal or exceed the Liability Threshold, such party shall thereafter be liable on a dollar-for-dollar basis for the full amount of all Damages initially excluded under the Liability Threshold.

     9.06 REMEDIES NOT EXCLUSIVE. The remedies provided in this Article IX shall not be exclusive of any other rights or remedies available by one party against the other, either at law or in equity.

     9.07 REMEDIES NOT AFFECTED BY INVESTIGATION. The representations, warranties, covenants and undertakings of Sellers hereunder are made with the knowledge that Purchaser is placing complete reliance thereon in entering into this Agreement, and the same shall not be affected or deemed waived by reason of any investigation made or knowledge gained by or on behalf of Purchaser (including, without limitation, by any of its advisors, consultants or representatives or otherwise) prior to the Closing or by reason of the fact that Purchaser or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate, or that any covenant or undertaking has been or might have been breached, at or prior to the Closing, and no claims by Purchaser with respect thereto shall be waived or otherwise affected as a result of such knowledge on the part of Purchaser (or any of its advisors, consultants or representatives), and Sellers shall not raise any such matter as a defense.

                                ARTICLE X
                                ---------

                              MISCELLANEOUS

     10.01 AMENDMENT. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by the party against which enforcement of the amendment, modification or supplement is sought.

     10.02 ASSIGNMENT. Neither this Agreement nor any right created hereby shall be assignable by either party hereto.

     10.03 NOTICE. Any notice or communication must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person. Such notice shall be deemed received on the date on which it is hand-delivered or on the third business day following the date on which it is so mailed. For purposes of notice, the addresses of the parties shall be:

     If to Sellers:           New Millennium Development Group, Inc.
                              224 Datura Street
                              West Palm Beach, FL 33401
                              Attn: John Skinner

     If to Purchaser:         Universal Broadband Communications, Inc.
                              18200 Von Karman, 10th Floor
                              Irvine, CA 92612
                              Attn: Mark Ellis

Any party may change its address for notice by written notice given to the other parties.

     10.04 MUTUAL CONFIDENTIALITY. The parties shall keep this Agreement and its terms confidential, but any party may make such disclosures after the Closing as it reasonably considers are required by law, but each party will notify the other parties in advance of any such disclosure. In the event that the transactions contemplated by this Agreement are not consummated for any reason whatsoever, the parties hereto agree not to disclose or use any confidential information they may have concerning the affairs of the other parties, except for information which is required by law to be disclosed. For purposes of this Section 10.04, confidential information includes, but is not limited to:
customer lists and files, prices and costs, business and financial records, surveys, reports, plans, proposals, financial information, information relating to personnel contracts, stock ownership, liabilities and litigation. Should the transactions contemplated hereby not be consummated, nothing contained in this Section shall be construed to prohibit the parties hereto from operating a business in competition with each other. Purchaser and the Sellers shall consult with each other in releasing information concerning this Agreement and the transactions contemplated hereby. Each of the parties to this Agreement shall furnish to the other drafts of all releases prior to publication.

     10.05 ENTIRE AGREEMENT. This Agreement and the exhibits hereto supersede all prior agreements and understandings relating to the subject matter hereof, except that the obligations of any party under any agreement executed pursuant to this Agreement shall not be affected by this Section.

     10.06 COSTS, EXPENSES AND LEGAL FEES. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees), except that each party hereto agrees to pay the costs and expenses, including reasonable attorneys' fees, incurred by the other parties in successfully
(a) enforcing any of the
terms of this Agreement, or (b) proving that the other parties breached any of the terms of this Agreement in any material respect.

     10.07 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     10.08 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations, warranties and covenants contained herein shall survive the Closing for one (1) year and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of Sellers or Purchaser pursuant to this Agreement shall be deemed to have been representations and warranties by Sellers or Purchaser, as the case may be, and shall survive the Closing and any investigation made by any party hereto or on its behalf for one (1) year.

     10.09 CAPTIONS. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

     10.10 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

     10.11 BULK TRANSFER LAWS. Prior to the Closing, the parties hereto will comply in all respects with any applicable bulk transfer laws, including any notice required to be made to the Internal Revenue Service or any state tax authority.

     10.12 NUMBER AND GENDER. Whenever the context requires, references in this Agreement to the singular number shall include the plural, the plural number shall include the singular and words denoting gender shall include the masculine, feminine and neuter.

     10.13 GOVERNING LAW. The Parties hereby agree that this Agreement shall be governed and construed in accordance with the laws of the State of California, without giving effect to principles of conflicts of law thereunder.

                               ARTICLE XI
                               ----------

                               TERMINATION

     11.01 TERMINATION OF AGREEMENT. Certain of the parties may terminate this Agreement as provided below:

          (a) the Purchaser and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (b) the Purchaser may terminate this Agreement by giving written notice to the Sellers on or before the later of (i) the date upon which the Sellers deliver all of the schedules to Purchaser and
     (ii) October 15, 2002, if the Purchaser in its reasonable discretion is not satisfied with the results of its continuing business, legal, and accounting due diligence regarding the Purchased Business;

          (c) the Purchaser may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing (i) in the event the Sellers have breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Purchaser has notified the Sellers of the breach, and the breach has continued without cure for a period of five (5) days after the breach or (ii) if the Closing shall not have occurred on or before October 30, 2002, by reason of the failure of any condition precedent under Article VII hereof (unless the failure results primarily from the Purchaser itself breaching any representation, warranty, or covenant contained in this Agreement); and

          (d) The Sellers may terminate this Agreement by giving written notice to the Purchaser at any time prior to the Closing (i) in the event that the Purchaser has breached any material representation, warranty or covenant contained in this Agreement in any material respect, Sellers have notified Purchaser of the breach and the breach has continued without cure for a period of five (5) days after the notice of breach or (ii) if the Closing shall not have occurred on or before October 30, 2002, by reason of the failure of any condition precedent under Article VIII hereof (unless the failure results from any of the Sellers breaching any representation, warranty or covenant contained in this Agreement.

     11.02  EFFECT OF TERMINATION.  If any party terminates this
Agreement pursuant to Section 11.01 above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party, except for any liability for breach of contract of any party then in breach.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its or his/her hand and seal the day indicated.


SELLERS:
-------

NEW MILLENNIUM DEVELOPMENT GROUP, INC.


By:     /s/ JOHN SKINNER
   -----------------------------
Name:  John Skinner
Its:   CEO, Chairman


PURCHASER:
---------

UNIVERSAL BROADBAND COMMUNICATIONS, INC.


By: /s/ MARK ELLIS
   -----------------------------
Name:  Mark Ellis
Its:   CEO

                                 ASSETS
                                 ------

                              SCHEDULE 1.01


See Attached:

1. Original Asset Network Inventory

2. Household Goods Descriptive Inventory

3. NOC equipment